Exhibit 99.2

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES A STRATEGIC JOINT VENTURE WITH SUMITOMO CORPORATION IN THE BARNETT SHALE

HOUSTON, December 15, 2009 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the sale of an interest in a portion of its core Barnett Shale acreage to a subsidiary of Sumitomo Corporation for $15.7 million dollars. Sumitomo has purchased on a promoted basis; a one-eighth (12.5%) interest in 16 Carrizo Barnett drilling units, including six recently completed wells with a current production rate net to Sumitomo of 1.25 million cubic feet per day.  As part of this agreement, Sumitomo will participate on a promoted basis in the completion of 18 drilled wells and the drilling and completion of twelve more wells under similar terms. In addition, Sumitomo has the right to participate, on a promoted basis and at the same working interest, in up to 56 future wells within these units.

S.P. “Chip” Johnson IV, Carrizo’s President and Chief Executive Officer, commented, “We are excited to enter into this strategic joint venture with Sumitomo Corporation.  We view Sumitomo as a strong partner that will permit us to opportunistically accelerate drilling in our core Barnett Shale development area.  We believe that this joint venture relationship with Sumitomo also has the potential to expand into other exciting resource plays as well.”

After application of the net proceeds from the transaction to repay borrowings outstanding under our credit facility, the current outstanding balance under the credit facility has been reduced to $187 million. This transaction has no effect on Carrizo’s redetermined borrowing base of $350 million announced on Monday, December 14, 2009.

About the Company

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas drilling opportunities and to optimize reserve recovery.

Statements in this news release that are not historical facts, including those related to effect and results of the joint venture, future drilling and completion and other operations, Sumitomo’s participation in wells and expansion of the relationship with Sumitomo, , together with future business relationships and opportunities are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include actions by Sumitomo, market and other conditions, capital needs and uses, commodity price changes, effects of the global financial crisis on exploration activity, results of and dependence on exploratory drilling activities, operating risks, governmental regulation and permitting, other land issues, weather, and other risks described in Carrizo's Form 10-K/A for the year ended December 31, 2008 and its other filings with the Securities and Exchange Commission.